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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G
                  Under the Securities Exchange Act of 1934
                             (Amendment No. 1 )*

                           RESOURCE AMERICA, INC.
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                              (Name of Issuer)


                                Common Stock
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                       (Title of Class of Securities)


                                  761195205
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                               (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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---------------------
CUSIP No.   761195205
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1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS
         Laifer Capital Management, Inc.
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                            (a) / /
                                                                       (b) / /
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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
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                       5       SOLE VOTING POWER
                               28,200
      NUMBER OF
       SHARES          6       SHARED VOTING POWER
                               - 0 -
    BENEFICIALLY
      OWNED BY         7       SOLE DISPOSITIVE POWER
                               28,200
        EACH
      REPORTING        8       SHARED DISPOSITIVE POWER
                               37,600
       PERSON
        WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         65,800
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10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                 / /
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.4%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         CO, IA
--------------------------------------------------------------------------------

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Item 1.           (a)      Name of Issuer:
                           Resource America, Inc.

                  (b) Address of Issuer's Principal Executive Offices or, if none, Residence:

                           1521 Locust Street
                           Philadelphia, PA 19102

Item 2.           (a)      Name of Person Filing:
                           Laifer Capital Management, Inc.

                  (b)      Address of Principal Business Office or, if none,
                           Residence:
                           45 West 45th Street
                           New York, New York 10036

                  (c)      Citizenship:
                           Delaware

                  (d)      Title of Class of Securities:
                           Common Stock

                  (e)      CUSIP Number:
                           761195205

Item 3. If this statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an:

                  (a)[ ] Broker or Dealer registered under Section 15 of the
                         Act
                  (b)[ ] Bank as defined in section 3(a)(6) of the Act
                  (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act
                  (d)[ ] Investment Company registered under section
                         8 of the Investment Company Act
                  (e)[x] Investment Adviser registered under section 203 of
                         the Investment Advisers Act of 1940
                  (f)[ ] Employee Benefit Plan, Pension Fund
                         which is subject to the provisions of
                         the Employee Retirement Income Security
                         Act of 1974 or Endowment Fund; see
                         13d-1(b)(1)(ii)(F)
                  (g)[ ] Parent Holding Company, in accordance with
                         13d-1(b)(ii)(G) (Note: See Item 7)
                  (h)[ ] Group, in accordance with 13d-1(b)(1)(ii)(H)






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Item 4.           Ownership:

                  (a) Amount Beneficially Owned: 65,800

                  (b) Percent of Class: 1.4%

                  (c) Number of Shares as to which such person has:

                           (i) sole power to vote or direct the vote - 28,200

                          (ii) shared power to vote or direct the vote - 0

                         (iii) sole power to dispose or direct the disposition
                               of - 28,200

                          (iv) shared power to dispose or direct the
                               disposition of - 37,600


Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:
                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:
                  Not Applicable

Item 8.           Identification and Classification of Members of the Group:
                  Not Applicable


Item 9.           Notice of Dissolution of Group: Not Applicable


Item 10.          Certification:

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



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Signature

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           LAIFER CAPITAL MANAGEMENT, INC.

                                           BY:  /s/ Lance Laifer
                                                --------------------------
                                                Lance Laifer
                                                President
Dated:  February 11, 1998